Exhibit 99.1

Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA

NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300

Alliance One International Reports Fiscal Year 2012 Third Quarter Results

Morrisville, NC – February 9, 2012 – Alliance One International, Inc. (NYSE: AOI) today announced results for its third fiscal quarter ended December 31, 2011.

Highlights

For the third quarter ended December 31, 2011, the Company reported net income of $11.8 million, or $0.13 per basic share, compared to a net loss of $2.0 million, or $0.02 per basic share, last year. Additionally, for the nine months ended December 31, 2011, the Company reported net income of $9.4 million, or $0.11 per basic share, compared to net income of $32.1 million or $0.36 per basic share for the same period of the prior fiscal year. Last year’s nine month results included $37.5 million of gain on sale of certain Brazilian assets and this year only $13.1 million of gain on the exchange of certain Brazilian assets.

Mark W. Kehaya, Chief Executive Officer, said “We believe our operational enhancements are delivering improved efficiencies and fiscal year 2012 is on track with our expectations. We have experienced significant shipment delays that caused our inventory to increase by $243.3 million to $1,063.3 million compared to last year while our uncommitted inventories are below the prior year. We are confident that these shipping delays will correct themselves in the last fiscal quarter and that our actions should deliver improved revenue and profitability from operations for the full year when compared to last year with emphasis now on fourth quarter shipping.

Mr. Kehaya concluded, “We have a strong order book developing for next fiscal year and we have started purchasing the new crop in Brazil, which is smaller than last year. Combined with reduced crop sizes in other regions we believe the shift back towards market equilibrium is beginning. Our action steps to reduce costs have helped improve gross profit margin by 170 basis points compared to last year to 13.3% of sales this quarter. Further, SG&A decreased 9.4% from last year to $33.9 million for the quarter. Our strategic factory investments are reducing operating expenses and position our operations to handle increased volumes in future periods that should result from our enhanced business strategy as a low cost producer. Additionally, we will continue to deploy capital where our customers see value in grower sustainability and social responsibility.”

J. Pieter Sikkel, President, remarked, “Logistics and shipping are the focus for the remainder of the fiscal year and we have a good plan to address the challenges that have surfaced. Our customer order book is building for next year and efficiency improvements are helping to reduce costs per kilo, while uncommitted inventory is beginning to tighten. Combined with improved shipping schedules we anticipate building on these positive trends as we move through the fourth quarter of this year and into the next fiscal year. Our industry remains dynamic and our position has improved over the last year.”

Performance Summary for the Third Fiscal Quarter Ended December 31, 2011

Sales and other operating revenues decreased 5.4% to $493.9 million primarily due to the timing of shipments and the impact of lower green cost for the current crop that have been passed on to our customers.

Although revenues declined, gross profit increased 8.6% to $65.8 million and gross profit as a percentage of sales also increased from 11.6% to 13.3%, mainly due to product mix, lower processing cost per kilo and better efficiencies from factory capital investments. Selling, general and administrative expenses decreased 9.4% to $33.9 million. Our restructuring initiative that began last year is now nearing completion.

Other income last year included gains mainly from the sale of tobacco supplier contracts and other assets in Brazil to Philip Morris International (“PMI”). Other income in the current year is primarily from asset gains related to an exchange of our land and warehouses for similar property in Brazil. As a result of improved margins and the non-recurrence of prior year costs, our operating income increased this year by 45.4% to $43.9 million compared to last year. With relatively constant net interest costs, our pretax income increased $13.1 million compared to last year to $18.5 million. Tax expense decreased from $8.5 million last year to $5.7 million this year.

Performance Summary for the Nine Months Ended December 31, 2011

Sales and other operating revenues decreased 12.9%, when compared to last year to $1,370.0 million, mainly due to the impact of the assignment of tobacco supplier contracts to PMI in Brazil in the prior year, lower green costs for the current crop that have been passed on to the customer and opportunistic sales last year that did not recur.

As a result of reduced sales, gross profit decreased, while gross profit as a percentage of sales increased from 13.4% to 14.1% due to lower processing costs per kilo and product mix.  Selling, general and administrative expenses decreased 11.2% to $103.2 million primarily related to reduced compensation costs and a prior year reserve for a customer receivable partially offset by independent monitor costs of $2.1 million this year.

Other income in the prior year was mainly due to gains from the assignment of tobacco supplier contracts and other assets in Brazil to PMI, compared to reduced asset gains primarily from the exchange of property in Brazil this year. Further, our restructuring initiative that began last year is substantially complete.  Operating income decreased 13.1% compared to the prior year to $104.7 million driven by decreased Brazilian asset gains that were partially offset by the non-recurrence of prior year cost, as well as lower sales and margins. Pretax income decreased $13.2 million compared to the prior year to $29.2 million.

Tax expense increased from $12.8 million last year to $20.1 this year. The variance is primarily related to a specific event adjustment expense due to net exchange losses on income tax accounts. After absorption of discrete items, we expect the tax rate for the year will be approximately 32%.

Liquidity and Capital Resources

As of December 31, 2011, available credit lines and cash were $775.8 million, comprised of $150.6 million in cash and $625.2 million of credit lines, of which $205.0 million was available under the $290.0 million US revolving credit facility for general corporate purposes, $409.4 million of foreign seasonal credit lines and $10.8 million exclusively for letters of credit.

Additionally, from time to time in the future, we may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under our various global bank facilities and outstanding public notes, as they may permit.

Effective December 31, 2011, the Company did not achieve a fixed charge ratio under the 10% senior notes indenture to access the restricted payments basket for the purchase of common stock, payment of dividends and other actions under that basket. From time to time the Company may not meet or exceed the ratio to utilize this basket.

Fiscal Year 2012 Third Quarter Financial Results Investor Call

The Company will hold a conference call to report financial results for its third fiscal quarter ended December 31, 2011, on February 10, 2012 at 8:00 A.M. ET. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 11:00 A.M. ET, February 10th through 11:00 A.M. February 15th. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 8308470. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited.  Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties.  If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements:  changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers. Additional factors that could cause AOI’s results to differ materially from those expressed or implied by forward-looking statements can be found in AOI’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

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Alliance One International, Inc.

Alliance One International, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Nine Months Ended December 31, 2011 and 2010
(Unaudited)
	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except per share data)	2011	2010	2011	2010

Sales and other operating revenues	$ 493,888	$ 522,144	$1,369,983	$ 1,572,349
Cost of goods and services sold	428,092	461,507	1,176,689	1,362,227
Gross profit	65,796	60,637	193,294	210,122
Selling, general and administrative expenses	33,877	37,415	103,234	116,207
Other income	12,052	20,318	16,173	39,960
Restructuring and asset impairment charges	67	13,385	1,583	13,385
Operating income	43,904	30,155	104,650	120,490
Debt retirement expense	-	1,141	-	4,584
Interest expense (includes debt amortization of $2,946 and $2,680 for the three months and $8,409 and $7,327 for the nine months in 2011 and 2010, respectively)	27,408	25,277	80,211	79,102
Interest income	1,999	1,660	4,776	5,579
Income before income taxes and other items	18,495	5,397	29,215	42,383
Income tax expense	5,714	8,470	20,108	12,756
Equity in net income (loss) of investee companies	(975)	1,072	198	2,266
Net income (loss)	11,806	(2,001)	9,305	31,893
Less: Net income (loss) attributable to noncontrolling interests	52	(12)	(49)	(219)
Net income (loss) attributable to Alliance One International, Inc.	$ 11,754	$ (1,989)	$ 9,354	$ 32,112

Earnings (loss) per share:
Basic	$ .13	$ (.02)	$ .11	$ .36
Diluted	$ .12	$ (.02)	$ .11	$ .32

Weighted average number of shares outstanding:
Basic	87,146	86,803	86,976	88,125
Diluted	110,186	86,803	110,130	111,337